Exhibit 19

Company Policy	Policy Number CP L4
Subject Insider Trading Policy	Effective Date 4/2/2024
Page 1 of 3

Process Owner    Corporate Vice President and General Counsel

Supersedes    CP L4, Insider Trading Policy, dated 11/14/2023

Policy

It is the policy of Northrop Grumman Corporation that all officers, directors, and employees of Northrop Grumman Corporation and its subsidiaries (collectively, “Covered Persons”) will act in full compliance with all applicable securities laws and avoid even the appearance of improper trading. Under the United States federal securities laws, it is unlawful for a person to improperly buy or sell a company’s securities on the basis of material, nonpublic information.

This policy is intended to prevent insider trading and help all Covered Persons to comply fully with all legal requirements and their obligations to the company.

A Covered Person who fails to comply with this policy shall be subject to company disciplinary action, up to and including discharge, whether or not the failure to comply results in a violation of the law. Persons who violate the federal securities laws face severe penalties, including fines and imprisonment.

Implementation
Covered Persons may not improperly buy or sell Northrop Grumman Corporation stock or other Northrop Grumman Corporation securities (defined as “NGC stock” or “other NGC securities”) on the basis of material, nonpublic information. In broad terms, a purchase or sale of stock or other securities is “on the basis of” material, nonpublic information if the person making the purchase or sale was aware of the material, nonpublic information when the person made the purchase or sale.
It may not matter that the information is not “used” in deciding to make a trade; simply knowing, or being aware of, the information when trading can be sufficient to violate this policy. Covered Persons must also avoid disclosing this type of information to a third party (often referred to as “tipping”) where such third party may misuse that information, such as by purchasing or selling NGC stock or other NGC securities, or tipping that information to others (even though the disclosing person does not engage in any securities transaction or profit from the third party’s trade).
Prohibition Against Insider Trading and Tipping
While aware of company material, nonpublic information, Covered Persons may not:
    Engage in any purchase or sale of NGC securities (other than pursuant to an approved 10b5-1 Plan);
    Recommend that others buy or sell NGC securities; or
    Disclose such information to others who do not have a legitimate company-related need for the information.

These prohibitions also apply to the securities of, and information regarding, a customer or supplier of the company or of any other company about which the Covered Person possesses material, nonpublic information as a result of his or her relationship with the company.

Covered Persons should not trade in NGC stock or other NGC securities or securities of other companies about which the person possesses material, nonpublic information until such information becomes public or is no longer material. The prohibitions under this policy continue to apply to transactions after a Covered Person’s relationship with the company terminates.
Identifying Material, Nonpublic Information
Material, nonpublic information generally includes information that:
1)    a reasonable investor would consider important in deciding whether to purchase, sell, or hold NGC stock or other NGC securities, as applicable, and
2)    has not been distributed in a manner making it available to investors generally. In other words, information that could reasonably affect the price of a security, either favorably or unfavorably, is generally material information. Information is nonpublic unless it is in general circulation (whether via a press release, disclosure in a document filed with the Securities and Exchange Commission (SEC), through a public webcast or otherwise) for a reasonable period of time to allow the market sufficient time to react to the information.
Examples of material, nonpublic information can include, but are not limited to, the following:
    Earnings information, including projections and guidance;
    Significant business or operation matters, including regarding the company’s customers, products, contracts, or strategic plans;
    Pending or proposed merger, acquisition, disposition, tender offer, or similar activity;
    Changes in management, including members of the company’s Board Of Directors or senior executives;
    Significant legal proceedings or regulatory matters, whether actual, pending or threatened, or the resolution of those proceedings or matters;
    A significant compliance, cyber security, or other adverse event; and
    Information about significant misstatements or omissions in the company’s disclosure documents, whether intentional or inadvertent.
Material, nonpublic information may be either positive or negative, and it may consist of information about the company, a customer, a supplier, or another company that is confidential and obtained in the course of an individual’s employment with the company. The above list is intended to be for illustrative purposes only and is by no means an exhaustive list of “material, nonpublic” information for purposes of this policy.
The “materiality” of information is often viewed with “20-20 hindsight,” meaning the SEC, courts, and others are often influenced by subsequent events or developments when determining whether information was material at the time of a trade. Before engaging in any securities transaction, individuals should consider carefully how the SEC, courts, and others might view such transaction in hindsight when a possible positive or negative development has actually materialized. When in doubt, Covered Persons should seek guidance from the Corporate Vice President and Secretary.
Transactions by Family Members and Controlled Entities
The restrictions set forth in this policy, including those regulating trading while aware of material, nonpublic information, apply to a Covered Person’s immediate family members living in the Covered Person’s household and others living in the Covered Person’s household. Covered Persons should not discuss or disclose nonpublic information about or relating to the company with any family members. These restrictions also apply to any entity over which the Covered Person or such family members and other household members exercise or share investment control, such as a partnership or trust. Covered Persons are personally responsible for ensuring that family members as well as others living in their household comply with this policy.
Duty to Report Violations
Any Covered Person that becomes aware of what they believe may be an unauthorized disclosure of material, nonpublic information, or securities transaction potentially in violation of this policy, should report the unauthorized disclosure or violation immediately to the Corporate Vice President and Secretary.

Authorization
This policy was authorized by the Process Owner as of the Effective Date. It is applicable to Northrop Grumman Corporation and its wholly owned subsidiaries; to all employees, officers, and directors of any of them; and to others as appropriate.
This policy shall be periodically reviewed (typically at least every three (3) years) to maintain currency and applicability to the company’s business and to respond to changes in legal, regulatory, or other requirements. Any deviations or exceptions to this policy must be approved in writing by the Process Owner.
Violations of this policy may result in disciplinary action up to and including discharge.

Company Procedure	Procedure Number CO L400
Subject Securities Trading for Designated Persons	Effective Date 4/2/2024

Process Owner    Corporate Vice President and Secretary

Supersedes    CO L400, Securities Trading for Designated Persons, dated 2/3/2023

Purpose/ Introduction

This company procedure sets forth the process and procedures by which officers of the company, members of the Board of Directors, and certain other designated employees (collectively, “Designated Persons”) may trade in Northrop Grumman Corporation stock or other Northrop Grumman Corporation securities (defined herein as “NGC stock” or “other NGC securities”). This Procedure is intended to help ensure that the company and its officers, directors and employees do not violate the United States federal securities laws, which make it unlawful for a person improperly to buy or sell a company’s securities on the basis of material, nonpublic information.

Requirements
General Rules
Designated Persons are required to follow additional trading and pre-clearance procedures in order to trade in NGC stock or other NGC securities. The requirements set forth in this procedure applicable to Designated Persons also apply to any immediate family members and other persons living in the household of a Designated Person and all entities over which such persons exercise or share investment control.
In addition to officers and directors, other employees designated by the Corporate Vice President and Secretary as Designated Persons include generally, but are not limited to, employees who (a) routinely have access to substantive information about the company’s earnings and financial results prior to the release of the company’s annual or quarterly earnings, (b) are routinely involved in the preparation of the company’s earnings releases and quarterly and annual Securities and Exchange Commission (SEC) filings, or (c) are involved in certain confidential projects, such as significant strategy discussions, acquisitions, or divestitures. The Corporate Vice President and Secretary will notify such other individuals in writing of their status as Designated Persons on a quarterly basis or more frequently as appropriate.
Trading During Open Window Periods
Designated Persons are prohibited from trading in NGC stock or other NGC securities other than (1) during an open window period (as described below) and (2) after receiving written approval from the Corporate Vice President and Secretary, or the Corporate Vice President and Secretary’s designee, pursuant to the pre- clearance procedures, unless the transaction is exempt from the pre-clearance requirements as provided in the “Exemptions from Pre-Clearance Procedures” section below.
The Corporate Vice President and Secretary will provide written notice when an open window period will begin and end, and specific instructions for trading during the period, including the process for engaging with the Stock Plan Administrator. Typically (but not always) open window periods begin on the second full business day after the company files its annual report on Form 10-K or quarterly report on Form 10-Q with the SEC, as applicable, and extend to the end of the date that is 21 days prior to the end of each fiscal quarter.
The Corporate Vice President and Secretary will send advance written notice regarding the closure of the open window period.
In the fourth quarter, elected officers, all other Vice Presidents who report directly to the Chief Executive Officer and certain individuals who are significantly involved in annual financial planning or who otherwise have significant visibility into year-end financial results and strategic planning will be subject to a shorter open window period (such persons, “Year-End Designated Persons”). That window will begin on the same date that the window opens generally for Designated Persons in the fourth quarter, but will end one week later, unless otherwise modified by the Corporate Vice President and Secretary. The Corporate Vice President and Secretary will typically notify Year-End Designated Persons in the first quarter of their status as Year-End Designated Persons and provide written notice regarding the closure of the shorter open window period for Year-End Designated Persons.
All time periods outside of an open window period are “blackout periods” during which Designated Persons may not purchase, sell, or transfer NGC securities, other than as provided in the “Exemptions from Pre-Clearance Procedures” section of this policy.
In addition, the company’s management may, at any time, impose other trading restrictions on certain officers, directors, or employees, including if they anticipate a material event that is reasonably expected to impact the price of NGC securities, e.g., a material financial development, merger, or acquisition. As a result, officers, directors, and employees may from time to time be required to sign acknowledgments of and abide by trading restrictions in addition to those set forth specifically in this procedure.
Pre-clearance Procedures
Designated Persons seeking approval to engage in any transaction in NGC stock or other NGC securities must request approval by submitting a trading request form (Form C-845, Permission to Engage in Transactions Involving Northrop Grumman Securities) to the Corporate Vice President and Secretary, unless the transaction is exempt from the pre-clearance requirements as provided in the “Exemptions from Pre- Clearance Procedures” section below.
The company is not obligated to approve any requested trades or to do so within a certain time period. The fact that clearance may be granted under this procedure does not release any individual from his or her obligation to ensure that they trade in full compliance with Company Policy (CP) L4, Insider Trading Policy, this procedure, and any applicable laws.
Designated Persons should contact the Corporate Vice President and Secretary at least three business days before they intend to engage in any transaction to allow enough time for completion of the pre-clearance procedures. These pre-clearance procedures are also applicable to transfers of stock from the administrator of the stock plans (Fidelity or others) to another brokerage or trust, including between Fidelity accounts, and charitable donations of stock.
After receiving written approval from the Corporate Vice President and Secretary through the pre-clearance procedure, a Designated Person may purchase, sell or transfer NGC stock or other NGC securities during an “open window period” for the time period indicated in the approval notification (not to exceed three business days), provided he or she is not aware of material, nonpublic information. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been affected during the three business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Designated Person who has received pre-clearance becomes aware of material, nonpublic information or an open window period closes before the transaction is affected, the transaction may not be completed.
The Corporate Vice President and Secretary will provide other details of the procedures to Designated Persons on a quarterly basis. The pre-clearance procedures are subject to change.
Exemptions from Pre-clearance Procedures
Certain transactions in NGC stock or other NGC securities are exempt from the pre-clearance procedures. Designated Persons are not required to obtain approval from the Corporate Vice President and Secretary to engage in the following transactions:
    Automatic transfer of funds into an NGC stock fund held as an investment in the company’s savings plan and the increase or decrease of overall contributions to the savings plan; provided, however, that prior written approval through the pre-clearance procedure is required to: (1) establish the stock fund as an investment option under the savings plan or (2) increase or decrease the level of contributions to the stock fund in the savings plan;
    Ongoing purchase of NGC stock or other NGC securities under the company’s dividend reinvestment plan (“DRP”) resulting from reinvesting dividends paid on NGC securities; provided, however, that prior written approval through the preclearance procedure is required to establish the DRP; and

    Trades pursuant to an already approved and established Rule 10b-5 Plan (as defined and further discussed below).
Trading Through Stock Plan Administrator
In general, Designated Persons must execute all trades in NGC stock through the company’s Stock Plan Administrator. The Office of the Corporate Vice President and Secretary shall maintain procedures with the Stock Plan Administrator to provide for the approval and execution of such trades, and trades may not be executed without complying with these procedures.
At a minimum, the procedures will provide for the Stock Plan Administrator to obtain written notification of approval to complete the transaction prior to executing any transactions for Designated Persons, other than transactions exempted under the “Exemptions from Pre-Clearance Procedures” section above.

Pre-Clearance Process
Each responsible function/role must complete the steps below consistent with the requirements of this procedure.

Step	Responsible Function/Role	Required Action
1.	Corporate Vice President and Secretary (or designee)
Notify Designated Persons on quarterly basis of their status as a Designated Person, the timing of the opening / closing of the window period (if any) and the process for receiving approval of any request to trade in NGC stock or other NGC securities.

2.	Designated Person
If a Designated Person wants to engage in a transaction with respect to NGC stock or other NGC securities (other than a transaction that is exempt from the pre-clearance procedures), complete the trade request form (Form C-845) and send the completed form to the Office of the Corporate Secretary for approval at StockTradeRequest@ngc.com at least three business days before he or she would like to engage in the transaction.

3.	Corporate Vice President and Secretary (or designee)
Review the submitted trade request and, if approved, notify the Designated Person of such approval and the time period (up to three business days) for which the Designated Person may complete the transaction.
The company’s stock plan administrator (if applicable) will be notified of such approval and the time period for which the Designated Person may complete the transaction.

4.	Designated Person
Following receipt of approval to complete the transaction (if applicable), the Designated Person will have up to the time period specified in the approval notification to complete the transaction.
Designated Persons that are Section 16 officers should notify the Corporate Vice President and Secretary once any approved transaction has been completed.

Prearranged Trading Plans (Rule 10b5-1 Plans)
Designated Persons may enter into a written plan, contract, or arrangement meeting the requirements of SEC Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act. An individual may enter into, modify, or terminate a Rule 10b5-1 Plan only during an open window, at a time when the individual is not aware of any material, nonpublic information, and after receiving written approval from the Corporate Vice President and Secretary, or the Corporate Vice President and Secretary’s designee, pursuant to the pre-approval process set forth above.

Elected officers and other Vice Presidents who report directly to the Chief Executive Officer are generally required to enter into a Rule 10b5-1 Plan in order to trade in NGC securities, unless otherwise prohibited from entering into such plan. However, elected officers and such other Vice Presidents may also, at a time when such officer is not aware of any material, nonpublic information, in good faith and not as part of a plan or scheme to evade compliance with the U.S. securities laws and after receiving written approval from the Corporate Vice President and Secretary, or the Corporate Vice President and Secretary’s designee, pursuant to the pre-approval process set forth above and with respect to securities not the subject of an active Rule 10b5-1 Plan:
    Trade during the open window period in the first quarter;
    Make charitable contributions during any open window period; and
    Transfer shares of NGC stock to a trust during any open window period.
The Rule 10b5-1 Plan will be effective no earlier than the beginning of the quarter after establishment of the Rule 10b5-1 Plan and the trading schedule under such Rule 10b5-1 Plan cannot commence (i) for elected officers and other Vice Presidents reporting directly to the Chief Executive Officer, until the later of (x) or 90 days after the adoption of the Rule 10b5-1 Plan and (y) two business days following the company’s filing of its Form 10-Q or Form 10-K for the quarter in which the Rule 10b5-1 Plan was adopted and (ii) for all other Designated Persons, until the first day of the next open window period.
While a Rule 10b5-1 Plan is in effect, Designated Persons may not (i) have overlapping Rule 10b5-1 Plans in effect, providing for trades executing under more than one plan at any time (unless within an applicable exception under Rule 10b5-1(c)(1)(ii)(D) under the Securities Exchange Act) or (ii) enter into any corresponding or hedging transactions or positions with respect to the NGC securities subject to the Rule 10b5-1 Plan. In addition, the Designated Person may not enter into more than one single-trade Rule 10b5-1 Plan in any 12-month period.
Anyone entering into a Rule 10b5-1 Plan must also comply with all Rule 10b5-1 Plan requirements adopted by the company.
Additional Prohibited Transactions
Designated Persons are prohibited from:
    Entering into any margin transaction involving NGC stock;
    Trading in puts, calls, options, warrants or other similar derivative instruments involving NGC securities;
    Engaging in short sales of NGC securities;
    Engaging in hedging or derivative transactions, such as “cashless” collars, forward contracts, equity swaps or other similar or related transactions; or
    Pledging their NGC securities as collateral for loans or other transaction.
Section 16 Officers
Directors and certain elected officers (collectively “Section 16 officers”) are subject to Section 16 of the Exchange Act and are reminded of their reporting obligations to file Form 3s, 4s and 5s and their possible liability to the company for “short-swing profits” as a result of transactions in shares of the company’s stock, including options. This includes NGC securities that the Section 16 officer directly or indirectly acquires, including through a holding company, or over which the Section 16 officer exercises control or direction, including shares acquired by a partnership or trust that the Section 16 officer controls. Each Section 16 officer shall notify the Corporate Vice President and Secretary of the occurrence of any purchase, sale or other acquisition or disposition of NGC securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

References
CP L4, Insider Trading

C-845, Permission to Engage In Transactions Involving Northrop Grumman Securities

Authorization
This procedure was authorized by the Process Owner as of the Effective Date. It is applicable to Northrop Grumman Corporation and its wholly owned subsidiaries, to all employees, officers and directors of any of them; and to others as appropriate.
This procedure shall be periodically reviewed (typically at least every three (3) years) to maintain currency and applicability to the company’s business and to respond to changes in legal, regulatory, or other requirements. Any deviations or exceptions to this procedure must be approved in writing by the Process Owner.
Violations of this procedure may result in disciplinary action up to and including discharge.